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                                                                Exhibit 99(c)

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                     CLOSING REMARKS BY RAYMOND V. GILMARTIN
                            ANNUAL BUSINESS BRIEFING
                             WHITEHOUSE STATION, NJ
                           TUESDAY, DECEMBER 12, 2000

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     Thank you again for being with us today. As I said to you this morning, you would be hearing a lot about growth today - and I think we delivered on that promise.

     Our management team is proud of Merck's excellent performance, its accomplishments and its growth this year. For the last three quarters, Merck's revenue growth for its pharmaceutical and vaccine businesses worldwide ranked number one in the pharmaceutical industry. To continue delivering on our goal of top-tier growth, we will keep our focus on what is making us successful. We will do that by:

- Expanding our lead in CUTTING-EDGE SCIENCE. We will continue to bring the best talent into our research organization, to incorporate genomics, bioinformatics and other leading-edge technologies into our research programs, and to target the best science -- both inside and outside of Merck -- for the next generation of research breakthroughs. You have heard about the new medicines moving through development, including the substance P programs for emesis and depression, Cancidas, Invanz, etoricoxib -- our second COX-2 inhibitor, and the development program for Zocor and ezetimibe under our agreement with Schering-Plough. The strength and continuity of our pipeline will provide Merck with a sustainable competitive advantage -- with no anticipated gaps in new-product flow.

- Second, we will maximize the growth of OUR FIVE KEY PRODUCTS through increasingly sophisticated marketing and sales capabilities, a major sales force expansion, and ongoing research to demonstrate the value of our medicines. Our five key growth drivers now account for approximately 60 percent of our global pharmaceutical sales - up from 45 percent just a year ago. Vioxx continues to be the world's fastest growing prescription arthritis medicine, with approximately half of all new COX-2 prescriptions in the U.S. and strong market leadership in Europe. Singulair, Fosamax, Zocor, Cozaar and Hyzaar all continue to show strong growth.

- Finally, we will capitalize on the strength of MERCK-MEDCO. You have heard about our plans to build on Merck-Medco's success -- through continued investment in pharmacy technology, ongoing enhancements to merckmedco.com, the incorporation of new business such as UnitedHealthcare and ProVantage, and innovative programs such as YOURxPLAN and Generics First.
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     Because the essential elements of our success are in place, we remain confident in our ability not only to offset our patent expirations but also to achieve top-tier growth over the long term. And we are confident that we can achieve our goals while expanding our sales organization, continuing to invest in the success of our five key growth drivers, increasing research and development, and complementing Merck's internal growth prospects through external research collaborations.

     For 2001, Merck is comfortable with the First Call range of analysts Earnings Per Share estimates of $3.15 to $3.25. For the remainder of this year, we continue to be comfortable with fourth quarter 2000 EPS estimates of $0.73 to $0.76 per share.

     Merck is well positioned for the future because of our strategy for growth. As a result, we are secure in our commitment to take the Company to a new level of performance. All of us continue to believe strongly that Merck will achieve its growth goals and continue providing the best of medicines for people around the world.

     Thank you again for being with us today. I will now ask my colleagues to join me in answering your questions.

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